Exhibit 99.1

MCG Capital Corporation 1100 Wilson Boulevard Suite 3000 Arlington, VA 22209 (703) 247-7500 (703) 247-7505 (FAX) MCGCapital.com	PRESS RELEASE Contact: Jacqueline McDevitt (703) 247-7523 JMcdevitt@MCGCapital.com

FOR IMMEDIATE RELEASE

MCG Capital Corporation Declares Third Quarter Dividend of $0.42 Per Share and

Reports Q2 and Year-To-Date 2005 Results

ARLINGTON, VA – August 2, 2005 – MCG Capital Corporation (Nasdaq: MCGC) today announced that on July 27, 2005 its Board of Directors declared a dividend of $0.42 per share for the third quarter of 2005. The actual tax characteristics of this dividend will be reported to each shareholder on a Form 1099.

The dividend is payable as follows:

Record date: August 25, 2005

Payable date: October 28, 2005

In addition, MCG announced today its results for the quarter and six months ended June 30, 2005.

Highlights:

•	Q2 2005 gross originations of $111.5 million and net investment growth of $36.4 million, and YTD 2005 gross originations of $228.1 million and net investment growth of $44.6 million

•	Q2 2005 operating income of $30.2 million, up 32% from $22.8 million for Q2 2004, and YTD 2005 operating income of $58.3 million, up 30% from $45.0 million for YTD 2004

•	Q2 net operating income of $16.4 million, up 32% from $12.5 million for Q2 2004, and YTD 2005 net operating income of $30.9 million, up 39% from $22.3 million for YTD 2004

•	Q2 2005 net income of $19.9 million, up 13% from $17.6 million for Q2 2004, and YTD 2005 net income of $32.9 million, up 67% from $19.7 million for YTD 2004

•	Q2 2005 basic earnings per share of $0.42, down 5% from Q2 2004, and YTD 2005 basic earnings per share of $0.71, up 39% from YTD 2004

•	Completed a $250.0 million warehouse credit facility with Merrill Lynch

We invite interested parties to join our analyst call today at 10:30 a.m. ET for a further discussion of our second quarter 2005 financial results. The dial-in number for the call is (800) 361-0912. International callers should dial (913) 981-5559. Please dial-in at least five minutes prior to the call to register. The call may also be accessed via an audio webcast available on the MCG website at http://investor.mcgcapital.com. Click on the August 2, 2005, Conference Call to access the call. A recording of the call will be available through August 9, 2005. The replay dial-in number is (888) 203-1112. International callers should call (719) 457-0820. The replay pass code is 1888994. The replay will also be available via MCG’s website. Financial information provided in the analyst call will be available on our website at http://www.mcgcapital.com prior to the call.

MCG Capital Corporation

Press Release

August 2, 2005

SELECTED OPERATING DATA

The following table shows our selected consolidated operating data for the three months and six months ended June 30, 2005 and 2004:

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2005	2004	2005	2004
Operating income
Interest and dividend income	$26,848	$18,793	$51,441	$37,282
Fees and other income	3,310	3,991	6,832	7,707

Total operating income	30,158	22,784	58,273	44,989
Operating expenses
Interest expense	4,953	2,065	9,637	4,168
Employee compensation:
Salaries and benefits	4,479	3,343	9,235	6,228
Long-term incentive compensation (a)	1,644	2,128	3,326	7,679

Total employee compensation	6,123	5,471	12,561	13,907
General and administrative expense	2,652	2,774	5,154	4,599

Total operating expenses	13,728	10,310	27,352	22,674

Net operating income (b)	$16,430	$12,474	$30,921	$22,315

Net operating income per share	$0.35	$0.31	$0.67	$0.58

Following is a reconciliation of net operating income to distributable net operating income (c):
Net operating income (b)	$16,430	$12,474	$30,921	$22,315
Long-term incentive compensation (a)	1,644	2,128	3,326	7,679

Distributable net operating income (c)	$18,074	$14,602	$34,247	$29,994

Distributable net operating income per share (d)	$0.38	$0.36	$0.74	$0.76
Distributable net operating income per share-record date shares (e)	0.38	0.38	0.74	0.78

(a)	Includes non-cash amortization expense associated with certain restricted shares and the expense associated with the dividends on performance based restricted shares and shares securing employee loans (which are shown as compensation expense for GAAP purposes).
(b)	These amounts represent net operating income before investment gains and losses in the Consolidated Statements of Operations.
(c)	Distributable net operating income is a non-GAAP financial measure most comparable to net operating income before investment gains and losses as shown in the Consolidated Statements of Operations. Management believes that distributable net operating income provides a guide to amounts from operations that may be distributable to shareholders. However, actual distributions may vary and such amounts identified in this table are not intended to represent amounts we will actually distribute in future periods. Distributable net operating income may not be comparable to similarly titled measures reported by other companies.

Distributable net operating income does not represent net income or net cash provided by operating activities in accordance with GAAP and should not be considered an alternative to such items as an indication of our performance. Distributable net operating income should not be considered an alternative to cash flows as a measure of liquidity or ability to make distributions.

(d)	This amount is computed based on weighted average common shares outstanding subject to dividends which is the weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations, together with the weighted average of shares related to restricted stock awards for which forfeiture provisions have not lapsed.

The weighted average of shares related to restricted stock awards for which forfeiture provisions have not lapsed total 421 and 710 for the three months ended June 30, 2005 and 2004, respectively and 450 and 810 for the six months ended June 30. 2005 and 2004, respectively. These unvested shares are excluded from weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations but are issued, outstanding and subject to receipt of dividend.

(e)	This amount is based on total shares outstanding at the record date for each respective quarterly dividend.

MCG Capital Corporation

Press Release

August 2, 2005

Discussion of Operations

The following table summarizes the Company’s operating results for the three months ended June 30, 2005 and 2004:

	Three Months Ended June 30,		Change	Percentage Change
(dollars in thousands)	2005	2004
Operating income
Interest and dividend income	$22,940	$15,864	$7,076	45%
Loan fees	3,908	2,929	979	33%

Total interest and dividend income	26,848	18,793	8,055	43%
Fees and other income	3,310	3,991	(681)	(17)%

Total operating income	30,158	22,784	7,374	32%

Operating expenses
Interest expense	4,953	2,065	2,888	140%
Employee compensation:
Salaries and benefits	4,479	3,343	1,136	34%
Long-term incentive compensation	1,644	2,128	(484)	(23)%

Total employee compensation	6,123	5,471	652	12%
General and administrative expense	2,652	2,774	(122)	(4)%

Total operating expenses	13,728	10,310	3,418	33%

Net operating income	$16,430	$12,474	$3,956	32%

Total Operating Income. Total operating income includes interest and dividend income, loan fees and fees and other income.

The level of interest income, which includes interest paid in cash and in kind, is directly related to the balance of the interest-bearing investment portfolio outstanding during the period multiplied by the weighted average yield. The weighted average yield varies from period to period based on the current stated interest rate on interest-bearing investments and the amounts of loans for which interest is not accruing. The increase in interest income for the three months ended June 30, 2005 as compared to the three months ended June 30, 2004 is primarily due to growth in average loans, which had an impact of $3.4 million, and an increase in LIBOR, which had an impact of $3.3 million. The increase related to growth in average loans and the increase in LIBOR was partially offset by a decrease in the spread to LIBOR in our loan portfolio, which had an impact of ($1.5) million. The lower spread to LIBOR is partly due to a change in investment mix, which includes an increase in the proportion of our portfolio that is invested in broadly syndicated loans, which generally bear lower risk and yield lower interest rates. These loans accounted for approximately $0.6 million of the change in spread. Further, because LIBOR increased during the three months ended June 30, 2005 as compared to the three months ended June 30, 2004, the spread to LIBOR on fixed rate loans and loans with LIBOR floors decreased. This accounted for approximately $0.7 million of the change in spread. The remainder is primarily due to the timing of contractual interest rate resets in a rising interest rate environment.

Dividend income results from dividends earned on our yielding equity investments. Dividend income will vary from period to period depending upon the level of yield on our equity investments and the amount of yielding equities outstanding. Dividend income increased $1.8 million for the three months ended June 30, 2005 as compared to the three months ended June 30, 2004. This increase was primarily related to dividends on preferred stock of one of our majority owned control investments, Broadview Networks Holdings, Inc.

MCG Capital Corporation

Press Release

August 2, 2005

During the three months ended June 30, 2005, our Broadview investments accounted for approximately $3.7 million, or 12.4%, of our total operating income. Our operating income from Broadview was related to interest and dividends on our loan and equity investments in this entity. Our preferred stock investment in Broadview, which had a fair value of $46.5 million as of June 30, 2005, entitles us to a preferred claim of approximately $90 million plus accrued dividends, which accumulate at an annual rate of 12% on our preferred claim. We currently expect that our Broadview investment will continue to comprise a significant component of our operating income. Our ability to record income related to the accumulating dividends on our preferred securities will be dependent upon the performance of Broadview.

Loan fees for the three months ended June 30, 2005 and 2004, included fees relating to the following:

(dollars in millions)	2005	2004
Amortizing fee income	$1.1	$1.4
Fee accelerations	2.8	1.5

Total loan fees	$3.9	$2.9

Loan fees include origination fees on loans that are capitalized and amortized into interest income over the life of the loan. When repayments or restructurings with other than minor modifications occur, we will generally accelerate the recognition of previously unamortized loan origination fees. These accelerations have the effect of increasing current period income and reducing future amortizable income. Because these repayments and restructurings may vary from period to period, the amount of loan origination fees that are recognized as interest income may also vary from period to period.

Fees and other income primarily include fees related to advisory and management services, prepayment fees, research revenues, bank interest and other income. Fees and other income are generally related to specific transactions or services and therefore may vary from period to period depending on the level and types of services provided. The decrease of $0.7 million for the three months ended June 30, 2005 as compared to the three months ended June 30, 2004 was primarily due to $1.5 million of management fees in the second quarter of 2004 from one of our control investments, Bridgecom Holdings, Inc., prior to its merger with Broadview versus none in the second quarter of 2005, and a decrease in our research revenues of $0.5 million from our wholly owned subsidiary Kagan Research, LLC, partially offset by an increase in advisory fees of $0.4 million, prepayment fees of $0.4 million and bank interest of $0.5 million. The increase in bank interest is due to higher cash balances, primarily in our cash, securitization accounts, due to higher principal and interest payments on loans held as collateral for our securitization facilities. Cash from principal and interest payments that occur in our securitization facilities are accumulated in trust accounts until monthly or quarterly disbursements are made from trust accounts. These balances are reflected as Cash, securitization accounts on the balance sheet. The portion of payments that represent principal payments are primarily used to repay debt.

Operating Expenses. Operating expenses include interest, employee compensation and general and administrative expenses. The increase in interest expense during the three months ended June 30, 2005 as compared to the three months ended June 30, 2004, is primarily attributable to an increase in LIBOR, which had an impact of $1.9 million, an increase of $0.8 million due to higher average borrowings, and an increase of $0.2 million due to the increase in the spread to LIBOR.

Employee compensation includes salaries and benefits, variable annual incentive compensation and long-term incentive compensation. The change in employee expense is primarily due to increased staffing, which is part of an ongoing effort to expand our infrastructure in order to support our plans for future growth.

MCG Capital Corporation

Press Release

August 2, 2005

Long-term incentive compensation expense is made up of non-cash amortization of restricted stock awards granted in 2001 and the treatment of dividends on performance based restricted shares and shares securing employee loans as compensation. Long-term incentive compensation totaled $1.6 million for the three months ended June 30, 2005 compared to $2.1 million for the three months ended June 30, 2004.

General and administrative expenses include legal and accounting fees, insurance premiums, rent and various other expenses. General and administrative expenses decreased $0.1 million to $2.7 million for the three months ended June 30, 2005 compared to $2.8 million for the three months ended June 30, 2004.

The following table shows the components of net investment gains and losses for the three months ended June 30, 2005 as compared to the three months ended June 30, 2004:

(dollars in millions)	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004
Net Unrealized Gains/(Losses)	$(0.7)	$4.5
Net Realized Gains/(Losses)	5.7	(7.6)
Reversals of unrealized appreciation/(depreciation)	(1.5)	8.3

Net Investment Gains	$3.5	$5.2

Net investment gains totaled $3.5 million for the second quarter of 2005 compared to $5.2 million for the second quarter of 2004. These amounts represent the total of net realized gains and losses, net unrealized appreciation and depreciation and reversals of unrealized appreciation and depreciation. Reversals of unrealized appreciation and depreciation occur when a gain or loss becomes realized.

MCG Capital Corporation

Press Release

August 2, 2005

The following table summarizes the Company’s operating results for the six months ended June 30, 2005 and 2004:

	Six Months Ended June 30,		Change	Percentage Change
(dollars in thousands)	2005	2004
Operating income
Interest and dividend income	$44,646	$32,394	$12,252	38%
Loan fees	6,795	4,888	1,907	39%

Total interest and dividend income	51,441	37,282	14,159	38%
Fees and other income	6,832	7,707	(875)	(11)%

Total operating income	58,273	44,989	13,284	30%

Operating expenses
Interest expense	9,637	4,168	5,469	131%
Employee compensation:
Salaries and benefits	9,235	6,228	3,007	48%
Long-term incentive compensation	3,326	7,679	(4,353)	(57)%

Total employee compensation	12,561	13,907	(1,346)	(10)%

General and administrative expense	5,154	4,599	555	12%

Total operating expenses	27,352	22,674	4,678	21%

Net operating income	$30,921	$22,315	$8,606	39%

Total Operating Income. Total operating income includes interest and dividend income, loan fees and fees and other income.

The level of interest income, which includes interest paid in cash and in kind, is directly related to the balance of the interest-bearing investment portfolio outstanding during the period multiplied by the weighted average yield. The weighted average yield varies from period to period based on the current stated interest rate on interest-bearing investments and the amounts of loans for which interest is not accruing. The increase in interest income for the six months ended June 30, 2005 as compared to the six months ended June 30, 2004 is primarily due to growth in average loans, which had an impact of $7.7 million, and an increase in LIBOR, which had an impact of $5.7 million. The increase related to growth in average loans and an increase in LIBOR was partially offset by a decrease in the spread to LIBOR in our loan portfolio, which had an impact of ($4.9) million. The lower spread to LIBOR is partly due to a change in investment mix, which includes an increase in the proportion of our portfolio that is invested in broadly syndicated loans, which generally bear lower risk and yield lower interest rates. These loans accounted for approximately $1.8 of the change in spread. Further, because LIBOR increased during the six months ended June 30, 2005 as compared to the six months ended June 30, 2004, the spread to LIBOR on fixed rate loans and loans with LIBOR floors decreased. This accounted for approximately $2.2 million of the change in spread. The remainder is primarily due to the timing of contractual interest rate resets in a rising interest rate environment.

Dividend income results from dividends earned on our yielding equity investments. Dividend income will vary from period to period depending upon the level of yield on our equity investments and the amount of yielding equities outstanding. Dividend income increased $3.7 million for the six months ended June 30, 2005 as compared to the six months ended June 30, 2004. This increase was primarily related to dividends on preferred stock of one of our majority owned control investments, Broadview Networks Holdings, Inc.

During the six months ended June 30, 2005, our Bridgecom and Broadview investments accounted for approximately $9.3 million, or 16.0%, of our total operating income. Our operating income related to Bridgecom and Broadview related

MCG Capital Corporation

Press Release

August 2, 2005

to interest and dividends on our loan and equity investments in these entities. Our preferred stock investment in Broadview, which had a fair value of $46.5 million as of June 30, 2005, entitles us to a preferred claim of approximately $90 million plus accrued dividends, which accumulate at an annual rate of 12% on our preferred claim. We currently expect that our Broadview investment will continue to comprise a significant component of our operating income. Our ability to record income related to the accumulating dividends on our preferred securities will be dependent upon the performance of Broadview.

Loan fees for the six months ended June 30, 2005 and 2004, included fees relating to the following:

(dollars in millions)	2005	2004
Amortizing fee income	$2.2	$2.9
Fee accelerations	4.6	2.0

Total loan fees	$6.8	$4.9

Loan fees include origination fees on loans that are capitalized and amortized into interest income over the life of the loan. When repayments or restructurings with other than minor modifications occur, we will accelerate the recognition into loan fee income of previously unamortized loan origination fees. These accelerations have the effect of increasing current period income and reducing future amortizable income. Because these repayments and restructurings may vary from period to period, the amount of loan origination fees that are recognized as interest income may also vary from period to period.

Fees and other income primarily include fees related to advisory and management services, prepayment fees, research revenues, bank interest and other income. Fees and other income are generally related to specific transactions or services and therefore may vary from period to period depending on the level and types of services provided. The decrease of $0.9 million for the six months ended June 30, 2005 as compared to the six months ended June 30, 2004 was primarily due to $3.0 million of management fees during the first six month of 2004 from one of our control investments, Bridgecom Holdings, Inc., prior to its merger with Broadview versus none in the first six months of 2005, and a decrease in other income of $0.7 million, partially offset by an increase in advisory fees of $0.8 million, prepayment fees of $0.6 million, research revenues of $0.3 million from our wholly owned subsidiary Kagan Research, LLC, and bank interest of $1.1 million. The increase in bank interest is due to higher cash balances, primarily in our cash, securitization accounts, due to higher principal and interest payments on loans held as collateral for our securitization facilities. Cash from principal and interest payments that occur in our securitization facilities are accumulated in trust accounts until monthly or quarterly disbursements are made from trust accounts. These balances are reflected as Cash, securitization accounts on the balance sheet. The portion of payments that represent principal payments are primarily used to repay debt.

Operating Expenses. Operating expenses include interest, employee compensation and general and administrative expenses. The increase in interest expense during the six months ended June 30, 2005 as compared to the six months ended June 30, 2004, is primarily attributable to an increase in LIBOR, which had an impact of $3.3 million, an increase of $1.9 million due to higher average borrowings, and an increase of $0.3 million due to an increase in the spread to LIBOR.

Employee compensation includes salaries and benefits, variable annual incentive compensation and long-term incentive compensation. The change in employee expense is primarily due to increased staffing, which is part of an ongoing effort to expand our infrastructure in order to support our plans for future growth.

Long-term incentive compensation expense is made up of non-cash amortization of restricted stock awards granted in 2001 and the treatment of dividends on performance based restricted shares and shares securing employee loans as compensation. Long-term incentive compensation totaled $3.3 million for the six months ended June 30, 2005 compared to $7.7 million for the six months ended June 30, 2004. During the first quarter of 2004, our compensation committee waived the performance-based forfeiture restrictions and modified the time-based forfeiture provisions associated with the Tier III shares of certain of our executive officers which resulted in an expense of $4.0 million.

MCG Capital Corporation

Press Release

August 2, 2005

General and administrative expenses include legal and accounting fees, insurance premiums, rent and various other expenses. General and administrative expenses increased $0.6 million to $5.2 million for the six months ended June 30, 2005 compared to $4.6 million for the six months ended June 30, 2004.

The following table shows the components of net investment gains and losses for the six months ended June 30, 2005 as compared to the six months ended June 30, 2004:

(dollars in millions)	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
Net Unrealized Gains/(Losses)	$0.2	$(3.6)
Net Realized Gains/(Losses)	24.0	(5.7)
Reversals of unrealized appreciation/(depreciation)	(22.2)	6.7

Net Investment Gains/(Losses)	$2.0	$(2.6)

Net investment gains totaled $2.0 million for the six months ended June 30, 2005 compared to losses of $2.6 million for the six months ended June 30, 2004. These amounts represent the total of net realized gains and losses, net unrealized appreciation and depreciation and reversals of unrealized appreciation and depreciation. Reversals of unrealized appreciation and depreciation occur when a gain or loss becomes realized. Included in net realized gains/(losses) for the six months ended June 30, 2005 is $20.4 million related to the sale of our equity investment in Creatas. The reversal of unrealized appreciation on this Creatas investment was ($22.1) million.

MCG Capital Corporation

Press Release

August 2, 2005

Business Activity

Investment activity in the six months ended June 30, 2005 included investments in twenty-five portfolio companies totaling $228.1 million, and several advances to existing customers totaling $35.6 million. Net growth in the investment portfolio totaled $44.6 million for the six months ended June 30, 2005 from $880.4 million at December 31, 2004 to $925.0 million at June 30, 2005. Total portfolio investment activity (exclusive of unearned income) for the six months ended June 30, 2005 was as follows:

Portfolio Investment Activity

(dollars in millions)
Investment Portfolio at 12/31/04	$880.4
Originations and Advances	263.7
Gross payments/reductions/sales of securities	(221.1)
Net Unrealized Gains/(Losses)	0.2
Net Realized Gains/(Losses)	24.0
Reversals of unrealized appreciation/(depreciation)	(22.2)

Investment Portfolio at 6/30/05	$925.0

MCG Capital Corporation

Press Release

August 2, 2005

Asset Quality

At June 30, 2005 there were $0.1 million of loans, or 0.01% of the investment portfolio, greater than 60 days past due compared to $2.0 million of loans, or 0.23%, at December 31, 2004. At June 30, 2005, $11.3 million of loans, including all of the loans greater than 60 days past due, were on non-accrual status representing 1.2% of the investment portfolio. At December 31, 2004, $16.0 million of loans, including all of the loans greater than 60 days past due, were on non-accrual status representing 1.8% of the investment portfolio.

In addition to various risk management and monitoring tools, MCG also uses an investment rating system to characterize and monitor our expected level of returns on each investment in our portfolio. We use the following 1 to 5 investment rating scale:

1	Capital gain expected or realized

2	Full return of principal and interest or dividend expected with customer performing in accordance with plan

3	Full return of principal and interest or dividend expected but customer requires closer monitoring

4	Some loss of interest or dividend expected but still expecting an overall positive internal rate of return on the investment

5	Loss of interest or dividend and some loss of principal investment expected which would result in an overall negative internal rate of return on the investment

The following table shows the fair value of our investments on the 1 to 5 investment rating scale, as of June 30, 2005 and December 31, 2004 (excluding unearned income):

Distribution of Portfolio by Investment Rating

(dollars in thousands)	June 30, 2005			December 31, 2004
Investment Rating	Investments at Fair Value		Percentage of Total Portfolio	Investments at Fair Value		Percentage of Total Portfolio
1	$322,905	(a)	34.9%	$301,474	(a)	34.2%
2	343,810		37.2	375,801		42.7
3	194,059		21.0	142,294		16.2
4	61,377		6.6	59,408		6.7
5	2,817		0.3	1,423		0.2

	$924,968		100.0%	$880,400		100.0%

(a)	Of this amount, $14.3 million at June 30, 2005 and $15.7 million at December 31, 2004 relates to debt instruments in companies for which we have already realized a gain through the sale of equity instruments. While these debt instruments are still outstanding, all of the related equity instruments have already been sold at a gain and, therefore, we do not expect any further realized gain.

MCG Capital Corporation

Press Release

August 2, 2005

Recent Developments

On July 29, 2005, we amended our Commercial Loan Funding Trust Facility, funded through Three Pillars Funding LLC, an asset-backed commercial paper program administered by SunTrust Bank. Pursuant to this amendment the total facility amount was increased from $150.0 million to $250.0 million, the interest rate was changed from commercial paper rate plus 1.15% to commercial paper rate plus 0.95%, the concentration criteria were modified to allow, among other things, for an increase in the allowable percentage of certain secured subordinated loans in the collateral pool from 25% to 35%, and other minor modifications were made. The facility is scheduled to terminate on November 7, 2007, but is subject to annual renewal. In connection with this amendment, the facility was renewed until July 28, 2006.

MCG Capital Corporation

Press Release

August 2, 2005

FINANCIAL STATEMENTS AND RELATED TABLES

MCG Capital Corporation

Consolidated Balance Sheets (unaudited)

(in thousands, except per share amounts)

	June 30, 2005	December 31, 2004
Assets
Cash and cash equivalents	$90,260	$82,732
Cash, securitization accounts	84,416	79,473
Cash, restricted	1,976	—
Investments at fair value
Commercial loans, (cost of $802,252 and $767,282, respectively)	792,013	760,489
Investments in equity securities, (cost of $163,009 and $131,472, respectively)	132,955	119,911

Total investments	924,968	880,400
Unearned income on commercial loans	(9,428)	(12,529)

Total investments net of unearned income	915,540	867,871
Interest receivable	6,382	5,729
Other assets	15,855	17,706

Total assets	$1,114,429	$1,053,511

Liabilities
Borrowings	$461,692	$467,400
Interest payable	3,224	2,925
Dividends payable	19,885	19,043
Other liabilities	8,855	9,930

Total liabilities	493,656	499,298

Commitments and contingencies

Stockholders’ Equity
Preferred stock, par value $.01, authorized 1 share, none issued and outstanding	—	—
Common stock, par value $.01, authorized 200,000 shares on June 30, 2005 and 100,000 on December 31, 2004, 49,845 issued and outstanding on June 30, 2005 and 45,342 issued and outstanding on December 31, 2004	498	453
Paid-in capital	710,047	640,879
Distributions in excess of net realized earnings:
Paid-in Capital	(28,998)	(28,998)
Other	(10,760)	(27,780)
Net unrealized depreciation on investments	(40,293)	(18,354)
Stockholder loans	(4,591)	(4,601)
Unearned compensation-restricted stock	(5,130)	(7,386)

Total stockholders’ equity	620,773	554,213

Total liabilities and stockholders’ equity	$1,114,429	$1,053,511

Net asset value per common share at period end	$12.45	$12.22

MCG Capital Corporation

Press Release

August 2, 2005

MCG Capital Corporation

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Operating income
Interest and dividend income
Non-affiliate investments (less than 5% owned)	$18,551	$12,856	$32,785	$25,176
Affiliate investments (5% to 25% owned)	1,447	767	2,824	1,652
Control investments (more than 25% owned)	6,850	5,170	15,832	10,454

Total interest and dividend income	26,848	18,793	51,441	37,282
Fees and other income
Non-affiliate investments (less than 5% owned) and other income	2,947	2,489	6,184	4,108
Control investments (more than 25% owned)	363	1,502	648	3,599

Total fees and other income	3,310	3,991	6,832	7,707

Total operating income	30,158	22,784	58,273	44,989

Operating expenses
Interest expense	4,953	2,065	9,637	4,168
Employee compensation:
Salaries and benefits	4,479	3,343	9,235	6,228
Long-term incentive compensation	1,644	2,128	3,326	7,679

Total employee compensation	6,123	5,471	12,561	13,907
General and administrative expense	2,652	2,774	5,154	4,599

Total operating expenses	13,728	10,310	27,352	22,674

Net operating income before investment gains and losses	16,430	12,474	30,921	22,315

Net realized gains (losses) on investments
Non-affiliate investments (less than 5% owned)	3,496	84	3,597	1,988
Affiliate investments (5% to 25% owned)	2,203	—	2,013	—
Control investments (more than 25% owned)	(31)	(7,658)	18,346	(7,658)

Total net realized gains (losses) on investments	5,668	(7,574)	23,956	(5,670)
Net change in unrealized appreciation (depreciation) on investments
Non-affiliate investments (less than 5% owned)	229	3,368	1,184	(125)
Affiliate investments (5% to 25% owned)	1,458	(1,947)	2,188	(3,367)
Control investments (more than 25% owned)	(3,905)	11,322	(25,311)	6,587

Total net change in unrealized appreciation (depreciation) on investments	(2,218)	12,743	(21,939)	3,095

Net investment gains (losses)	3,450	5,169	2,017	(2,575)

Net income	$19,880	$17,643	$32,938	$19,740

Earnings per common share basic and diluted	$0.42	$0.44	$0.71	$0.51
Cash dividends declared per common share	$0.42	$0.42	$0.84	$0.84
Weighted average common shares outstanding	47,143	39,650	46,131	38,736
Weighted average common shares outstanding and dilutive common stock equivalents	47,185	39,680	46,172	38,804

MCG Capital Corporation

Press Release

August 2, 2005

ADDITIONAL FINANCIAL DETAILS

Selected Historical Operating Data – Quarterly

	2005		2004
(dollars and shares in thousands)	Qtr2	Qtr1	Qtr4	Qtr3	Qtr2	Qtr1
Net operating income (a)	$16,430	$14,491	$8,879	$13,896	$12,474	$9,841

Net operating income per share	$0.35	$0.32	$0.20	$0.33	$0.31	$0.26

Net operating income (a)	$16,430	$14,491	$8,879	$13,896	$12,474	$9,841
Long-term incentive compensation (b)	1,644	1,682	1,683	2,321	2,128	5,551

Distributable net operating income (DNOI) (c)	$18,074	$16,173	$10,562	$16,217	$14,602	$15,392

DNOI per share - average shares (d)	$0.38	$0.35	$0.23	$0.38	$0.36	$0.40
DNOI per share - record date shares (e)	$0.38	$0.36	$0.23	$0.38	$0.38	$0.40
Dividends declared per share	$0.42	$0.42	$0.42	$0.42	$0.42	$0.42

(a)	These amounts represent net operating income before investment gains and losses in the Consolidated Statements of Operations.
(b)	Includes non-cash amortization expense associated with certain restricted shares and the expense associated with the dividends on performance based restricted shares and shares securing employee loans (which are shown as compensation expense for GAAP purposes.
(c)	Distributable net operating income is a non-GAAP financial measure most comparable to net operating income before investment gains and losses as shown in the Consolidated Statements of Operations. Management believes that distributable net operating income provides a guide to amounts from operations that may be distributable to shareholder. However, actual distributions may vary and such amount identified in this table are not intended to represent amounts we will actually distribute in future periods. Distributable net operating income may not be comparable to similarly titled measures reported by other companies.

Distributable net operating income does not represent net income or net cash provided by operating activities in accordance with GAAP and should not be considered an alternative to such items as an indication of our performance. Distributable net operating income should not be considered an alternative to cash flows as a measure of liquidity or ability to make distributions.

(d)	This amount is computed based on weighted average common shares outstanding subject to dividends which is the weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations together with the weighted average of shares in the restricted stock awards for which forfeiture provisions have not lapsed which total 421, 479, 543, 580, 710, and 910 for the three months ended June 30 and March 31, 2005, and three months ended December 31, September 30, June 30, and March 31, 2004, respectively. These unvested shares are excluded from weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations but are issued, outstanding and subject to dividend.
(e)	This amount is based on total shares outstanding at the record date for each respective quarterly dividend.

MCG Capital Corporation

Press Release

August 2, 2005

About MCG Capital Corporation

MCG Capital is a solutions-focused financial services company providing financing and advisory services to a variety of small- and medium-sized companies throughout the United States with a focus on growth oriented companies. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, management buyouts, organic growth and working capital.

Forward-looking Statements:

This press release contains forward-looking statements (i.e., statements that are not historical fact) describing the Company’s future plans and objectives, such as our expectation to re-deploy cash balances into new investments, or the expected value resulting from a portfolio company’s acquisition. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission, including our Form 10-Ks, Form 10-Qs and Form 8-Ks. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. We undertake no obligation to update such statements to reflect subsequent events.